UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 9, 2010

CME Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31553	36-4459170
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 South Wacker Drive, Chicago, Illinois		60606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-930-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2010, CME Group Inc. (the "Company") entered into a revised employment agreement with Terrence A. Duffy, the Company’s Executive Chairman of the Board.

The following is a summary of the key terms of the agreement, which replaced Mr. Duffy’s existing agreement effective as of November 4, 2010. A copy of the employment agreement for Mr. Duffy is attached to this report as Exhibit 10.1, and is incorporated herein by reference as though it was fully set forth herein. The description below is only a summary of the terms of agreement and is qualified in its entirety by the complete text of the employment agreement itself.

Duffy Employment Agreement

Under the terms of his agreement, Mr. Duffy is entitled to receive a minimum annual base salary of $1,000,000. Mr. Duffy is eligible to participate in the Company’s bonus incentive plan for its named executive officers and in the Company’s equity incentive plan. Mr. Duffy is also entitled to employee benefits consistent with programs in place for other executives of the Company, including life insurance and long-term disability coverage.

In the event of a termination of Mr. Duffy's employment by the Company without cause, as defined in the agreement, in addition to his accrued benefits, Mr. Duffy is entitled to a one time lump sum retention payment equal to the greater of (i) one times his then current base salary and (ii) the remaining base salary payable to Mr. Duffy during the agreement term but in no event more than two times his then current base salary, which payments are subject to Mr. Duffy’s timely execution and delivery of a general release. Additionally, upon such a termination all of Mr. Duffy’s outstanding unvested equity awards that were granted during the term of the revised employment agreement will automatically vest and stock options granted during the term of the revised employment agreement will remain exercisable for a period of four years from the date of termination (but not beyond the maximum term of the option).

In the event of a change of control, as defined in the agreement, prior to termination of Mr. Duffy’s employment, all of Mr. Duffy’s unvested equity awards shall become vested. If Mr. Duffy is involuntarily terminated without cause within 60 days prior to a change of control, all of his unvested equity awards that would have been outstanding had he been employed on the date of the change of control will become vested.

In the event of Mr. Duffy’s death or disability, as defined in the agreement, all equity awards granted during the term of the revised employment agreement will vest with an exercise period of four years from the date of the event (but not beyond the maximum term of the option).

In the event of Mr. Duffy’s disability or following any termination of Mr. Duffy’s employment by him voluntarily or by the Company without cause, Mr. Duffy will also be entitled to receive insurance and health benefits until the earlier to occur of (i) the fourth anniversary of the expiration or termination, as applicable, or (ii) the date Mr. Duffy is covered by comparable insurance and health benefits.

The agreement also contains provisions prohibiting Mr. Duffy during the term of his employment, and for one year thereafter, from rendering services to, or serving on the Board of Directors (or similar governing body) or any advisory committees of, any derivatives exchange or person, organization or entity providing clearing services and from soliciting the Company’s employees.

All equity awards granted to Mr. Duffy prior to the effective date of the revised agreement will continue to be governed by the terms and conditions of such awards at the time of grant.

Mr. Duffy’s agreement will expire on the date of the Company’s 2013 annual meeting of shareholders, unless sooner terminated by the Company or Mr. Duffy.

Item 9.01 Financial Statements and Exhibits.

Agreement between CME Group Inc. and Terrence A. Duffy

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

November 15, 2010	By:	Kathleen M. Cronin

Name: Kathleen M. Cronin
Title: Managing Director, General Counsel & Corporate Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Agreement between CME Group Inc. and Terrence A. Duffy